Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Frank W. Wingate
April 20, 2004		President and
Chief Executive Officer
(864) 297-6333

NEW COMMERCE BANCORP REPORTS FIRST QUARTER RESULTS

GREENVILLE, SC — New Commerce BanCorp (OTC Bulletin Board: NCBS.OB), parent company of New Commerce Bank, reported first quarter 2004 net income of $23,676, or $0.02 per diluted share, compared to net income of $6,353 or $0.01 per diluted share, for the same period in 2003.

Assets totaled $90.3 million at March 31, 2004 and represented a $28.1 million increase from March 31, 2003. The loan portfolio increased $18.4 million to $61.1 million from March 31, 2003 and represented 68% of total assets. There were no non-performing loans as of the end of the quarter. Total deposits were $76.4 million at March 31, 2004, a $28.3 million increase from the first quarter of 2003.

New Commerce Bank has two offices serving individual and business clients in the Golden Strip area of Greenville County. The main office is located on East Butler Road at I-385 and the Five Forks office is located on Woodruff Road at Batesville Road in Simpsonville.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future growth and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, greater than expected non interest expenses or excessive loan losses which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

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NEW COMMERCE BANCORP AND SUBSIDIARY
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Dollars in thousands, except per share data)
(Unaudited)

STATEMENT OF INCOME DATA:

	Three Months Ended
	March 31,
	2004	2003
Net interest income	$670	$523
Provision for loan losses	63	44
Noninterest income	122	101
Noninterest expense	691	570
Income before income tax expense	38	10
Income tax expense	14	4
Net income	24	6
Basic earnings per share	$0.02	$0.01
Diluted earnings per share	$0.02	$0.01
Weighted average shares outstanding:
Basic	1,000,000	1,000,000
Diluted	1,045,003	1,017,977

BALANCE SHEET DATA:

	March 31,
	2004	2003
Total assets	$90,332	$62,245
Total earning assets	83,110	55,647
Gross loans	61,092	42,669
Allowance for loan losses	672	534
Investment securities	15,114	12,863
Total deposits	76,401	48,129
Total interest-bearing deposits	62,471	41,037
Other borrowings	4,500	4,950
Total liabilities	81,537	53,460
Shareholders' equity	8,796	8,785
Book value per share	$8.80	$8.79

SELECTED RATIOS:

	March 31,
	2004	2003
Net interest margin	3.48%	3.82%
Allowance for loan losses as
a percentage of gross loans	1.10%	1.25%
Gross loans to deposits	79.96%	88.65%
Non-performing loans to gross loans	0.00%	0.00%
Net charge-offs (recoveries) to
average loans	0.20%	0.01%
Capital ratios (Bank only):
Tier 1 capital (to risk-weighted assets)	10.00%	13.68%
Total capital (to risk-weighted assets)	10.94%	14.71%
Leverage ratio (to average assets)	8.78%	11.90%

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